Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement (No. 333-163866) on Form S-3 of Retail Opportunity Investments Corp. of our reports dated March 11, 2010 relating to our audits of the consolidated financial statements, the financial statement schedule and internal control over financial reporting which appear in the Annual Report on Form 10-K of Retail Opportunity Investments Corp. for the year ended December 31, 2009.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus.

/s/ McGLADREY & PULLEN, LLP

McGLADREY & PULLEN, LLP
New York, New York

April 28, 2010